EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                                       NOVEMBER 9, 2016

TANDY LEATHER FACTORY REPORTS Q3 2016 FINANCIAL RESULTS
THIRD QUARTER SALES DOWN 4%; EPS FLAT AT $0.11 PER SHARE

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the third quarter of 2016.  Consolidated net income for the quarter ended September 30, 2016 was $1.0 million compared to $1.1 million for the third quarter of 2015, a decrease of 10%.  Fully diluted earnings per share of $0.11 for the third quarter of 2016 was equal to that reported for last year’s third quarter.  Total sales for the quarter ended September 30, 2016 were $18.6 million, down 4% from $19.4 million in the third quarter last year.

Consolidated sales for the nine months ended September 30, 2016 were $58.8 million, down 2% from 2015’s comparable period sales of $59.9 million.  Consolidated net income for the first three quarters of 2016 increased 7% to $4.3 million or $0.46 per fully-diluted share versus $4.1 million or $0.40 per fully-diluted share in the comparable period last year.

Sales in the Retail Leathercraft segment, which consists of the Tandy Leather stores, decreased $209,000 in the third quarter, a 2% decline over last year's third quarter.  Eighty-one stores comprised Tandy Leather's operations on September 30, 2016 compared to eighty-two stores at September 30, 2015.  For the first nine months of 2016, Retail Leathercraft’s sales decreased $114,000, or 0.3%, from the first nine months of 2015.  Third quarter sales for the Wholesale Leathercraft segment, which consists of the Leather Factory stores, decreased 8% or $489,000, from the same quarter last year.  For the first nine months of 2016, Wholesale Leathercraft’s sales were down $1,047,000, or 5%, compared to the same period in 2015.  International Leathercraft, consisting of four stores located outside of North America, reported a sales decrease of 3%, or $29,000, compared to the third quarter of 2015.  For the year to date, International Leathercraft’s sales were up 3%, or $67,000, over the same period last year.

Consolidated gross profit margin for the current quarter was 62.5%, compared to 61.1% for the third quarter of 2015.  For the first three quarters of 2016, consolidated gross profit margin was 63.2%, improving from last year's gross profit margin of 62.1%.  Consolidated operating expenses increased approximately 1% or $132,000 for the third quarter of 2016 compared to the comparable quarter in 2015, primarily due to higher employee compensation and benefits, rent and depreciation, offset by lower advertising and store relocation costs.  For the year to date, consolidated operating expenses decreased 1% or $196,000, compared to the same period in 2015 with decreases occurring in employee compensation and benefits, advertising, and relocation expenses, offset by higher rent and depreciation.  As a percentage of sales, consolidated operating margin decreased for the quarter to 8.3% compared to 9.6% in last year’s third quarter.  On a year-to-date basis, consolidated operating margin increased from 11.0% last year to 11.5% in the current year.

Shannon L. Greene, Chief Executive Officer, commented, “While both sales and earnings this quarter were lower than last year’s third quarter, the results were not unexpected.  Sales continue to be challenging as we have discussed all year, but our earnings are ahead of internal expectations.  Said another way, we are achieving success in growing earnings in spite of weak sales. Despite the economic uncertainty, we are planning several new stores in markets that we believe will contribute favorably to our financial results over time.”

Mark Angus, President, added, “Compared to last year’s third quarter, although our sales were weaker, our gross profit margin improved.  So we are doing the right thing to protect margins as we maneuver around the retail headwinds.  Further, as we head into the Christmas shopping season, we are closely monitoring expenses to maximize earnings.”

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 27 Leather Factory stores, located in 18 states and 3 Canadian provinces, 82 Tandy Leather retail stores, located in 36 states and 6 Canadian provinces, and four combination wholesale/retail stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817)872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317)867-2839 or mgilbert@magellanfin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data:

	Quarter Ended 09/30/16		Quarter Ended 09/30/15
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$5,625,427	$468,589	$6,114,793	$682,461
Retail Leathercraft	12,119,703	1,120,482	12,328,599	1,122,222
International Leathercraft	883,232	(49,012)	912,545	55,068
Total Operations	$18,628,362	$1,540,059	$19,355,937	$1,859,751

	Nine Months Ended 09/30/16		Nine Months Ended 09/30/15
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$18,187,330	$3,143,151	$19,234,375	$2,602,868
Retail Leathercraft	37,856,229	3,501,441	37,970,423	3,862,343
International Leathercraft	2,779,935	97,148	2,713,431	117,263
Total Operations	$58,823,494	$6,741,740	$59,918,229	$6,582,474

Wholesale Leathercraft	Quarter Ended 09/30/16		Quarter Ended 09/30/15
	# of stores	Sales	# of stores	Sales
Same store sales	27	$5,625,427	27	$5,958,309
Closed store sales	-	-	1	156,484
Total Sales – Wholesale Leathercraft		$5,625,427		$6,114,793

Wholesale Leathercraft	Nine Months Ended 09/30/16		Nine Months Ended 09/30/15
	# of stores	Sales	# of stores	Sales
Same store sales	27	$17,988,925	27	$18,739,934
Closed store sales	-	188,405	1	494,441
Total Sales – Wholesale Leathercraft		$18,187,330		$19,234,375

Retail Leathercraft	Quarter Ended 09/30/16		Quarter Ended 09/30/15
	# of stores	Sales	# of stores	Sales
Same store sales	80	$11,836,141	80	$1,975,960
New store sales	1	283,562	-	-
Closed store sales	2	-	2	352,639
Total Sales – Retail Leathercraft		$12,119,703		$12,328,599

Retail Leathercraft	Nine Months Ended 09/30/16		Nine Months Ended 09/30/15
	# of stores	Sales	# of stores	Sales
Same store sales	80	$36,864,480	80	$36,934,411
New store sales	1	622,336	-	-
Closed store sales		369,413	2	1,036,012
Total Sales – Retail Leathercraft		$37,856,229		$37,970,423

International Leathercraft	Quarter Ended 09/30/16		Quarter Ended 09/30/15
	# of stores	Sales	# of stores	Sales
Same store sales	3	$749,161	3	$912,545
New store sales	1	134,071	-	-
Total Sales – Intl Leathercraft		$883,232		$912,545

International Leathercraft	Nine Months Ended 09/30/16		Nine Months Ended 09/30/15
	# of stores	Sales	# of stores	Sales
Same store sales	3	$2,346,662	3	$2,713,431
New store sales	1	433,273	-	-
Total Sales – Intl Leathercraft		$2,779,935		$2,713,431

Tandy Leather Factory, Inc.
Consolidated Balance Sheets

	September 30, 2016 (unaudited)	December 31, 2015 (audited)
ASSETS
CURRENT ASSETS:
Cash	$11,448,638	$10,962,615
Accounts receivable-trade, net of allowance for doubtful accounts
of $75 and $1,746 in 2016 and 2015, respectively	513,591	553,206
Inventory	37,122,297	33,584,539
Prepaid income taxes	1,237,306	549,277
Deferred income taxes	359,802	326,830
Prepaid expenses	1,852,230	1,514,887
Other current assets	16,261	70,197
Total current assets	52,550,125	47,561,551

PROPERTY AND EQUIPMENT, at cost	25,394,850	23,992,208
Less accumulated depreciation and amortization	(9,460,904)	(8,297,155)
	15,933,946	15,695,053

GOODWILL	958,630	953,356
OTHER INTANGIBLES, net of accumulated amortization of approximately
$708,000 and $702,000 in 2016 and 2015, respectively	21,284	27,282
OTHER assets	334,778	329,684
TOTAL ASSETS	$69,798,763	$64,566,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$1,981,879	$1,983,376
Accrued expenses and other liabilities	6,528,527	6,045,552
Current maturities of capital lease obligations	72,686	72,686
Current maturities of long-term debt	153,578	231,952
Total current liabilities	8,736,670	8,333,566

DEFERRED INCOME TAXES	1,753,698	1,702,515

LONG-TERM DEBT, net of current maturities	7,218,151	3,479,273
	72,687	79,396
COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares authorized;
none issued or outstanding; attributes to be determined on issuance	-	-
Common stock, $0.0024 par value; 25,000,000 shares authorized;
11,309,326 and 11,275,641 shares issued at 2016 and 2015, respectively;
9,266,496 and 9,753,293 shares outstanding at 2016 and 2015, respectively	27,142	27,062
Paid-in capital	6,324,995	6,168,489
Retained earnings	57,409,496	53,067,234
Treasury stock at cost (2,042,830 shares at 2016; 1,522,348 shares at 2015)	(10,278,584)	(6,602,930)
Accumulated other comprehensive income	(1,465,492)	(1,687,679)
Total stockholders’ equity	52,017,557	50,972,176
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$69,798,763	$64,566,926

Tandy Leather Factory, Inc.
Consolidated Statements of Income
(Unaudited)
For the Three and Nine Months Ended September 30, 2016 and 2015

	THREE MONTHS		NINE MONTHS
	2016	2015	2016	2015
NET SALES	$18,628,362	$19,355,937	$58,823,494	$59,918,229

COST OF SALES	6,983,491	7,523,240	21,630,087	22,688,223

Gross profit	11,644,871	11,832,697	37,193,407	37,230,006

OPERATING EXPENSES	10,104,812	9,972,946	30,451,667	30,647,532

INCOME FROM OPERATIONS	1,540,059	1,859,751	6,741,740	6,582,474

OTHER INCOME (EXPENSE):
Interest expense	(43,493)	(228,235)	(108,949)	(307,160)
Other, net	3,570	38,320	26,965	68,070
Total other income (expense)	(39,923)	(189,915)	(81,984)	(239,090)

INCOME BEFORE INCOME TAXES	1,500,136	1,669,836	6,659,756	6,343,384

PROVISION FOR INCOME TAXES	499,786	558,492	2,317,494	2,279,737

NET INCOME	$1,000,350	$1,111,344	$4,342,262	$4,063,647

NET INCOME PER COMMON SHARE:
Basic	$0.11	$0.11	$0.46	$0.40
Diluted	$0.11	$0.11	$0.46	$0.40

Weighted Average Number of Shares Outstanding:
Basic	9,188,483	10,175,650	9,341,364	10,199,841
Diluted	9,206,382	10,199,092	9,359,405	10,226,877

Tandy Leather Factory, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
For the Nine Months Ended September 30, 2016 and 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,342,262	$4,063,647
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,273,078	1,163,116
(Gain) loss on disposal or abandonment of assets	(6,306)	25,782
Non-cash stock-based compensation	156,586	106,569
Deferred income taxes	18,211	(67,646)
Foreign currency translation	236,139	(882,354)
Net changes in assets and liabilities:
Accounts receivable-trade, net	39,615	40,042
Inventory	(3,537,758)	(2,182,520)
Prepaid expenses	(492,234)	(310,400)
Other current assets	53,936	(91,331)
Accounts payable-trade	(1,497)	1,242,840
Accrued expenses and other liabilities	482,975	1,002,238
Income taxes payable	(688,029)	(531,754)
Total adjustments	(2,465,284)	(485,418)
Net cash provided by operating activities	1,876,978	3,578,229

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,385,431)	(1,339,098)
Proceeds from sale of assets	26,703	11,372
Purchase of intangible assets	-	(10,000)
(Increase) in other assets	(10,368)	(2,902)
Net cash used in investing activities	(1,369,096)	(1,340,628)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) in revolving credit loans	-	(3,500,000)
Proceeds from notes payable and long-term debt	3,660,505	3,711,224
Payments on notes payable and long-term debt	-	(2,143,125)
Payments on capital lease obligations	(6,710)	-
Repurchase of common stock (treasury stock)	(3,675,654)	(3,708,862)
Proceeds from issuance of common stock	-	9,920
Net cash used in financing activities	(21,859)	(5,630,843)

NET CHANGE IN CASH	486,023	(3,393,242)

CASH, beginning of period	10,962,615	10,636,530

CASH, end of period	$11,448,638	$7,243,288

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$ 108,949	$ 307,160
Income tax paid during the period	$3,005,523	$2,883,552